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Exhibit 10.3

AGREEMENT OF SUBLEASE

        THIS AGREEMENT OF SUBLEASE (this "Sublease") is made as of the 1st day of October, 2004 by and between COMSTOCK ASSET MANAGEMENT, L.C. ("Sublandlord"), and COMSTOCK HOMES, INC., a Virginia Limited Liability Company ("Subtenant").

WITNESSETH

        WHEREAS, Sublandlord has certain rights of possession and use of real estate and improvements for which Subtenant desires to utilize a portion of such real estate and improvements; and

        WHEREAS, Subtenant and Sublandlord desire to enter into this Sublease for a portion of the same premises.

        NOW, THEREFORE, in consideration of the mutual covenants herein and for other valuable consideration, the sufficiency and receipt of which is hereby acknowledged by the parties, Sublandlord and Subtenant mutually agree, and intend to be legally bound as follows:

1.
Premises.    Sublandlord leases to Subtenant all of Sublandlord's right, title and interest in that certain premise to be known as Suite 405 ("Sublease Premises"), attached as Exhibit A, which has been measured as approximately Twenty Thousand Six Hundred and Nine (20,609) rentable square feet. The Sublease Premises, is located on the fourth (4th) and fifth (5th) floors of the building known as 11465 Sunset Hills Road, Reston, Virginia 20190 (the "Building"). The Sublease Premises has been measured by the Sublandlord's architect, Architecture Design Associates, Inc.

2.
Sublease Term.

A.
The "Sublease Term" shall commence (the "Commencement Date") on October 1st, 2004 or when the Sublandlord has secured the consent of the prime Landlord.

B.
The Sublease Term shall expire upon the end of the Sixtieth (60th) month of the Sublease Term following the Commencement Date (i.e. September 30, 2009). Subtenant is hereby given the option to renew this Sublease for two (2) periods of three (3) years, or one (1) period of either; three (3) years, five (5) years, or seven (7) years ("Option Periods"), provided that the Lease Renewal Option has been exercised by the Sublandlord and there has been no Event of Default under any of the terms of this sublease either at the time of the giving of any such notice or at the time of commencement of any renewal. Subtenant shall give notice in writing to the Sublandlord of its exercise of such option at least six (6) months prior to the termination of the Initial Term. The Base Rent for each Option Period shall be based on the same terms, covenants and conditions as are contained in this Sublease except that the Basic Rent for the first year of the renewal period shall be at the then current market rate (for comparable buildings in the general vicinity of the Building), as agreed to by the parties hereto. In the event the parties can not agree to the current market rate as set forth above then the Sublandlord and Subtenant shall each select a licensed commercial real estate broker doing business in Northern Virginia (the "Selected Brokers"), whereupon the Selected Brokers shall select a third similarly qualified broker, who shall each then provide to the parties their expert opinion as to the then current market rate and the average of the three opinions shall be the current market rate for the purposes of this paragraph. In establishing the Basic Rent for the renewal term, the parties or the brokers who determine the Basic Rent shall consider and take into account subtenant's continuing obligation to pay Additional Charges as defined in the Lease. Notwithstanding the foregoing, in no event shall the Basic Rent for the first year of any Option Period be less then the current rate at the end of the most recent Sublease year.

C.
Space shall be available for occupancy as of the Commencement Date. "Available for Occupancy" means that Subtenant may make use of the Sublease Premises for normal office purposes, regardless of whether the Sublease Premises conform to the Subtenant's specific desired office purposes.

3.
Base Rent.    Subtenant shall pay to Sublandlord rent equal to the product of Twenty-Three and 50/100ths Dollars ($23.50) ("Rental Rate") times the number of rentable square feet in the Sublease Premises (20,609) and shall be paid in equal monthly installments on the first (1st) of each month. If the Commencement Date is not the 1st of the month, then for the initial partial month of the sublease, Subtenant shall pay to Sublandlord a prorated amount of the Monthly Base Rent.

  Accordingly, the Basic Rent during the Initial Term hereunder will be as follows:

Fourth Floor—Suite 400—4,895 SF
Lease Year	Annual Rent	Monthly Rent	Rent/S.F.
Lease Year 1	$115,032.50	$9,586.04	$23.50
Lease Year 2	$119,633.80	$9,969.48	$24.44
Lease Year 3	$124,419.15	$10,368.26	$25.42
Lease Year 4	$129,395.92	$10,782.99	$26.43
Lease Year 5	$134,571.75	$11,214.31	$27.49
Fifth Floor—Suite 510—15,714 SF
Lease Year	Annual Rent	Monthly Rent	Rent/S.F.
Lease Year 1	$369,279.00	$30,773.25	$23.50
Lease Year 2	$384,050.16	$32,004.18	$24.44
Lease Year 3	$399,412.17	$33,284.35	$25.42
Lease Year 4	$415,388.65	$34,615.72	$26.43
Lease Year 5	$432,004.20	$36,000.35	$27.49
4.
Late Payments.    Should Monthly Installments of the Base Rent not be made on or before the 5th day of a calendar month, the payment shall be considered overdue and Sublandlord may begin charging Subtenant an interest rate per annum equal to the sum of (i) the prime rate of interest established and publicly announced by The Chase Manhattan Bank, N.A., New York, plus (ii) four percent (4%), until such payment is made. In no event shall the default rate of interest be less then twelve percent (12%) nor more then eighteen percent (18%).

4.
Escalation.    The Base Rent shall increase by four percent (4%) per annum commencing on the first anniversary of the Sublease Term.

5.
Subordination.    This Sublease is in all respects subject and subordinated to the Lease between Landlord and Sublandlord, a copy of which is attached hereto and is incorporated as Exhibit B.

6.
Assignment.    No assignment of the Sublease nor further sublease of any portion of the Sublease Premises shall be made without the prior written consent of Sublandlord and approval of Landlord.

7.
Operating Expenses.    A pro-rata portion of any passthroughs from the prime landlord of the Sublease Premises in excess of the Base Year identified in the Lease shall result in a direct passthrough to the Subtenant.

8.
Parking.    Sublandlord shall provide Subtenant with the non-exclusive use of 3.5 parking spaces for each 1,000 square feet of leased space free of charge. Subtenant shall be provided reserved parking spaces (including covered parking spaces) as detailed on the Reserved Parking Plan attached hereto as EXHIBIT D.

9.
Condition, Acceptance and Use of Sublease Premises

A.
Upon the Commencement Date, Subtenant shall accept the Subleased Premises in their existing condition and state of repair. Sublandlord and Subtenant both acknowledge that a portion of the Leased Premises currently contains certain Office Furniture and/or Equipment (Exhibit C) which is the property of Landlord. The Landlord agrees that, without payment of additional rent, the Subtenant shall have the right to use such Office Furniture and/or Equipment during the Lease Term. At the expiration of the Lease Term, the Office Furniture and/or Equipment shall be delivered to the Landlord in condition substantially the same as its condition as of the effective date hereof, with the exception of normal wear and tear. Subtenant acknowledges that no representations, statements or warranties, express or implied, have been made by or on behalf of the Sublandlord in respect to their condition, of the use or occupation that may be made thereof, and that Sublandlord shall in no event whatsoever be liable for any latent defects in the Subleased Premises or in the equipment therein. Sublandlord shall enforce the provisions of the Lease with regard to Landlord's obligations to provide services to the Subleased Premises and common areas.

B.
Acceptance of the Subleased Premises by Subtenant shall be construed as recognition that the Subleased Properties are in a good state of repair and in sanitary condition. Sublandlord shall not be liable for any losses or damages incurred by Subtenant due to failure of operation of the heating, cooling, or other utility equipment or due to the necessity of repair of the same.

C.
The Subleased Premises shall be used or occupied by Subtenant solely for executive and general office uses as permitted in Section 6 of the Lease and shall not be used for any other purpose. Subtenant shall not use or occupy the Subleased Premises for any unlawful purpose nor place any excessive or unreasonable demands upon the building.

D.
Subtenant shall surrender the Subleased Premises at the expiration of the term hereof, or any renewal thereof, or upon other termination hereunder, in the same condition as when Subtenant took possession, reasonable wear and tear excepted.

E.
Except as specifically provided herein, Sublandlord shall have no responsibility whatsoever with respect to the Subleased Premises, the condition thereof or Subtenant's property situated therein, except for loss, injury or damage caused by Sublandlord's gross negligence or willful misconduct. Sublandlord shall not be liable for the failure by Landlord to keep and perform, according to the terms of the Lease, Landlord's duties, covenants, agreements, obligations, restrictions, conditions and provisions, nor for any delay or interruption in Landlord's keeping and performing the same. Sublandlord hereby assigns to Subtenant, for so long as this Sublease shall be in force and effect, any and all rights of Sublandlord under the Lease with respect to the Subleased Premises and causes of action which Sublandlord may have against Landlord with respect to the Subleased Premises because of any default by Landlord under the Lease, excluding, however, any right of self-help or rent abatement. Sublandlord agrees to cooperate with and join Subtenant in any claims or suits brought by Subtenant against Landlord under the Lease, provided that such participation shall be without cost or expense to Sublandlord. Subtenant has inspected the Subleased Premises and its contents to its satisfaction and, except as specifically set forth herein, agrees to accept the Subleased Premises and its contents in its "as-is, where-is" condition without any obligations on Sublandlord to repair or modify the same.

10.
Default Under Superior Leases.

A.
Subtenant agrees to assume and perform, according to the terms of the Lease, all of the duties, covenants, agreements and obligations of Sublandlord under the Lease, as and when required by the Lease, with respect to the Sublease Premises, except Sublandlord's duty to make rent payments to Landlord. Subtenant further agrees to keep and obey, according to the terms of the Lease, all of the rules, restrictions, conditions and provisions which pertain to the Subleased Premises, and are imposed by the terms of the Lease upon Sublandlord with respect to the Subleased Premises or upon the use of the Subleased Premises. Subtenant agrees that it will take good care of the Subleased Premises, and will commit no waste, and will not do, suffer, or permit to be done any injury to the same. It is hereby understood and agreed that Subtenant's rights to use, possess and enjoy the Subleased Premises are subject to the terms, conditions, rules and regulations of the Lease and the rights and remedies of the Landlord thereunder. Subtenant agrees to indemnify, defend, and protect Sublandlord against, and to hold Sublandlord harmless from, any liability, damages, costs or expenses of any kind or nature, including court costs and reasonable attorneys' fees, resulting from any failure by Subtenant to perform, keep and obey the terms of this Sublease and the requirements of the Lease with respect to the Subleased Premises. Any failure by Subtenant to perform, keep and obey the same shall be a default by Subtenant hereunder.

  B.
  Subtenant shall not act in any manner which would cause a default under the terms of the Lease. Within five (5) business days of Sublandlord's receipt of notice of any default under the Lease which may jeopardize Subtenant's quiet enjoyment of the Sublease Premises, Sublandlord shall notify Subtenant of the nature of the default and of Sublandlord's intention to cure such default. In the event Subtenant or Sublandlord shall receive a notice of default from Landlord as a direct result of Subtenant's actions, then Subtenant shall have all the rights to cure such event of default that Sublandlord enjoys under the Lease, however, in the event Subtenant fails to timely cure any event of default within ten (10) business days, Sublandlord shall have the right to terminate the lease and Subtenant shall vacate the Subleased Premises within thirty (30) days. Further, Sublandlord shall have the right to recover all damages to which Sublandlord is entitled including reletting expenses (vacancy, commissions, improvements, etc.), and any unpaid rent up until the time of such reletting or occupancy of Sublease Premises by Sublandlord. If Sublandlord occupies less than or equal to 50% of Sublease Premises, rent shall be abated proportionately; if Sublandlord occupies greater than 50% of Sublease Premises, then space shall be considered fully occupied.

  C.
  Subtenant shall be in default of this Sublease to the extent that Subtenant fails to abide by the terms or conditions of this Sublease and/or the Lease, with Subtenant being afforded the rights as to notice of default and curing of default as set forth above. Furthermore, if any default under the Lease shall occur with respect to Subtenant, or if Subtenant fails to perform of any of its own covenants and obligations under this Sublease, then and in any of said cases, Subtenant shall be deemed in default, and Sublandlord shall have the right to exercise all remedies set forth in the Lease as if Sublandlord were the landlord and Subtenant were the Tenant thereunder.

  D.
  Subtenant hereby waives trial by jury in any action, proceeding, claim or counterclaim brought by Landlord or Sublandlord with respect to any matter whatsoever arising out of or in any way connected with this Sublease, the relationship between Sublandlord and Subtenant, and/or Subtenant's use or occupancy of the Subleased Premises. Subtenant further waives receipt of any notice to quit the Subleased Premises in the event of any default hereunder.

  E.
  In the event either party files suit at law or equity to enforce the terms of this Sublease, the substantially prevailing party shall recover from the substantially non-prevailing party its reasonable expenses, including, but not limited to, court costs. All such expenses shall bear interest at the highest rate allowable under the laws of the Commonwealth of Virginia until paid in full by the substantially non-prevailing party.

12.
Insurance.    During the Sublease Term, Subtenant shall maintain insurance in force with a company licensed to do business in Virginia, with policy limits of at least Two Million Dollars ($2,000,000.00) general liability and One Million Dollars ($1,000,000.00) property damage. Sublandlord shall be named as an additional insured thereunder and Subtenant shall provide Sublandlord with a certificate of such insurance prior to the Commencement Date. Subtenant and Sublandlord each hereby waive any and all rights of recovery against the other, or against the officers, employees, agents, and representatives of the other, for loss of or damage to such waiving party or its property of the property of other under its control to the extent that such loss or damage is insured against under any insurance policy in force at the time of such loss or damage and such loss or damage has been paid by the insurance company. The insuring party shall, upon obtaining the policies of insurance required hereunder, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Sublease.

13.
Notices.    Every notice, approval, consent or other communication authorized or required by this Sublease ("Notice") shall not be effective unless same shall be in writing and sent postage prepaid by the United States registered or certified mail, return receipt requested, or delivered by hand, and a written receipt acknowledging such postal or hand delivery obtained for each designated recipient (or proof of refusal), directed to the other party at the following addresses (indicating the date and to whom delivered), or such other address as either party may designate by Notice given from time to time in accordance with this Paragraph:

If to Subtenant:	COMSTOCK HOMES, INC. 11465 Sunset Hills Road Suite 510 Reston, Virginia 20190 ATTENTION: Gregory Benson
If to Sublandlord:	COMSTOCK ASSET MANAGEMENT, L.C. 11465 Sunset Hills Road Suite 510 Reston, VA 20190 Attn: Christopher Clemente
15.
Security.    Upon full execution of the Sublease, Sublandlord shall deliver to Subtenant a reasonable number of suite entry keys for the Sublease Premises and a reasonable number of Building perimeter security access cards, at no cost to Subtenant.

16.
Identity.    Sublandlord shall obtain Landlord's consent, if necessary, for Subtenant's Building Directory strips.

17.
Landlord Approval.    In the event the Lease requires the prior written consent of the Landlord prior to an action by the Subtenant, then Sublandlord, on behalf of Subtenant, shall initiate action to gain consent from Landlord within ten (10) days of Subtenant's notice to Sublandlord concerning such proposed action. The preceding sentence notwithstanding, in the event the Lease specifies the time period in which Landlord must respond to such a request for consent, then such specified time period shall control.

18.
Quiet Enjoyment.    Subtenant shall have the peaceful and quiet use of the Sublease Premises, and all rights, servitude and privileges belonging or in anywise appertaining thereto or granted thereby, for the Term of this Sublease, without hindrance or interruption by Sublandlord. Sublandlord warrants that it has full right and authority to enter into this Lease for the full term hereof.

19.
Security Deposit.    Upon Sublease execution, Subtenant shall provide Sublandlord with a Security Deposit equal to one month's Base Rent.

20.
Renewal Option.    In the event the Subtenent does not exercise its option to renew at the end of the Sublease Term, as provided in paragraph 2 (B) then in such event this Sublease shall continue on a month to month basis until either party gives the other ninety (90) days prior written notice of their intent to terminate this Sublease.

21.
Communications.    Subtenant agrees that all communications regarding their tenancy under this Sublease shall be directed or copied to the Sublandlord who will in the case of property management issues contact the Landlord.

22.
Entire Agreement.    This Sublease, together with the Exhibits attached hereto, contains and embodies the entire agreement of the Parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained in this Sublease and the Exhibits, shall be of any force and effect. This Sublease may not be modified, changed or terminated in whole or in part in any manner other than by an agreement in writing duly signed by the Parties hereto.

IN WITNESS WHEREOF, this Agreement of Sublease has been executed by the parties as of the date first hereinabove written.

SUBLANDLORD:		SUBTENANT:
COMSTOCK ASSET MANAGEMENT, L.C.		COMSTOCK HOMES, INC.
By:	/s/ Christopher Clemente	By:	/s/ Gregory Benson
Name:	Christopher Clemente	Name:	Gregory Benson
Title:	Managing Member	Title:	President

Attachments:

Exhibit A—Floor Plan of Sublease Premises
Exhibit B—Lease
Exhibit C—Office Furniture and Equipment List
Exhibit D—Reserved Parking Plan

LANDLORD'S CONSENT AND AGREEMENT

        Comstock Partners, L.C., as Landlord under the Lease, hereby consents to the foregoing Sublease between COMSTOCK ASSET MANAGEMENT, L.C. and COMSTOCK HOMES, INC. dated October 1, 2004 and the terms and conditions thereunder. Landlord's consent herein shall not modify or affect the Lease or relieve Sublandlord from any liability thereunder.

Comstock Partners, L.C.
By:	/s/ Christopher Clemente
Name:	Christopher Clemente
Title:	Managing Member
Date:	October 1, 2004

EXHIBIT A
Sublease Premises

Exhibit B
Lease

Exhibit C
Office Furniture and/or Equipment

Exhibit D
Reserved Parking Plan

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AGREEMENT OF SUBLEASE
WITNESSETH
EXHIBIT A Sublease Premises
Exhibit B Lease
Exhibit C Office Furniture and/or Equipment
Exhibit D Reserved Parking Plan